                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              SPRINT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                  DON A. JENSEN, VICE PRESIDENT AND SECRETARY
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         the filing fee is calculated and state how it was determined):

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     was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

[LOGO OF SPRINT CORPORATION]                        Post Office Box 11315
                                                    Kansas City, Missouri 64112


William T. Esrey
Chairman

                                          March 10, 1997

Dear Stockholder:

  On behalf of the Board of Directors and Management, I cordially invite you to attend the Annual Meeting of the Stockholders of Sprint Corporation. The Annual Meeting will be held at 10:00 a.m. on Tuesday, April 15, 1997, at Sprint World Headquarters, 2330 Shawnee Mission Parkway, Westwood, Kansas. The enclosed notice of the meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

  The Board of Directors has nominated the four present Directors whose terms of office expire this year to continue to serve as Directors of Class II. The Board of Directors recommends that you vote for the nominees.

  You are also being asked to approve performance goals under which certain executives earn incentive compensation, to approve the 1997 Long-Term Stock Incentive Program and to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1997. The Board of Directors recommends that you vote for these proposals.

  Three Stockholder proposals are also included in the Proxy Statement. The proposals relate to Sprint's retirement plan for outside Directors, limiting the annual increases in executives' compensation, and eliminating Sprint's classified Board of Directors. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote against each proposal.

  The prompt return of your proxy in the enclosed business return envelope will save Sprint additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                          /s/ William T. Esrey

                                          Chairman

                              SPRINT CORPORATION
                                P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 15, 1997

TO THE STOCKHOLDERS OF SPRINT CORPORATION:

  The Annual Meeting of the Stockholders of Sprint Corporation (Sprint) will be held at the World Headquarters of Sprint, 2330 Shawnee Mission Parkway, Westwood, Kansas on Tuesday, April 15, 1997, at 10:00 a.m. (local time) for the following purposes:

    1. To elect four Class II Directors to serve for a term of three years.

    2. To consider and approve performance goals under which certain executives earn incentive compensation so as to preserve Sprint's tax-deduction under section 162(m) of the Internal Revenue Code.

    3. To consider and vote upon a proposal to approve the 1997 Long-Term Stock Incentive Program.

    4. To consider and vote upon a proposal to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1997.

    5. To act upon such matters, including three Stockholder proposals (set forth on pages 22 through 26 of the accompanying Proxy Statement), as may properly come before the meeting or any adjournments thereof.

  The close of business on February 18, 1997, has been designated as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors
                                               Don A. Jensen
                                             Vice President and
                                                  Secretary

Westwood, Kansas
March 10, 1997


--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT

   We consider the vote of each Stockholder important, whatever the number of shares held. If you are unable to attend the meeting in person sign, date and return your proxy in the enclosed envelope at your earliest convenience. The prompt return of your proxy will save expense to Sprint.

--------------------------------------------------------------------------------

                              SPRINT CORPORATION
                                P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

                               ----------------

                                PROXY STATEMENT
                                MARCH 10, 1997

                               ----------------

PROXIES, SOLICITATION AND VOTING

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual Meeting of Stockholders on April 15, 1997. Properly executed and dated proxies received will be voted in accordance with instructions thereon. If the proxy card is signed and returned and no instructions are given on the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the election of the nominees for Directors designated below, for approval of the performance goals under which certain executives earn incentive compensation, for approval of the 1997 Long-term Stock Incentive Program, for approval of the appointment of the auditors of Sprint and against the Stockholder proposals.

  A Stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of Sprint an instrument of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting of Stockholders and voting in person. Attendance at the Annual Meeting of Stockholders will not in and of itself constitute the revocation of a proxy.

  In addition to solicitation by mail, proxies may be solicited by officers of Sprint in person or by telephone. Sprint has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for an anticipated fee of $6,500 plus out-of-pocket expenses. The cost of soliciting proxies will be borne by Sprint.

  As of the record date, February 18, 1997, Sprint had outstanding and entitled to vote 343,947,517 shares of Common Stock, 46,132 shares of Preferred Stock-First Series, Convertible, 266,958 shares of Preferred Stock-Second Series, Convertible, and 95 shares of Preferred Stock-Fifth Series. Each share of Common Stock, Preferred Stock-First Series, Convertible, Preferred Stock-Second Series, Convertible, and Preferred Stock-Fifth Series is entitled to one vote on each matter to be voted on at the meeting. As of the record date, Sprint also had outstanding 86,236,036 shares of Class A Common Stock. Each share of the Class A Common Stock is entitled to one vote on each matter to be voted on at the meeting other than election of Directors.

  The four nominees for Director receiving the greatest number of votes at the Annual Meeting of Stockholders will be elected as Directors. In addition, the holders of the Class A Common Stock, France Telecom and Deutsche Telekom AG, have the right to elect three Directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For purposes of determining the outcome of the vote on these matters, an instruction to "abstain" from voting on a proposal will be treated as shares present and entitled to vote, and will have the same effect as a vote against a proposal. "Broker non-votes", which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and have no effect on the outcome of the vote.

  Sprint's policy is that all Stockholder meeting proxies, ballots and voting tabulations that identify the vote of a specific Stockholder shall, with certain specific and limited exceptions, be kept confidential from Sprint's Directors, officers or employees. One exception to Sprint's confidential voting policy occurs when a Stockholder writes comments on his or her proxy card. This exception is designed to accommodate the Stockholders who express their opinions and views by writing comments on their proxy cards and expect Sprint to receive those comments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information about the only known beneficial owners of more than five percent of Sprint's outstanding voting stock, based solely on Schedules 13G and 13D received by Sprint:

                            NAME AND ADDRESS OF    AMOUNT AND NATURE OF PERCENT
TITLE OF CLASS               BENEFICIAL OWNER      BENEFICIAL OWNERSHIP OF CLASS
--------------           ------------------------- -------------------- --------
Class A Common Stock.... France Telecom             43,118,018 shares      50%
                         6 place d'Alleray
                         75505 Paris Cedex 15
                         France
Class A Common Stock.... Deutsche Telekom AG        43,118,018 shares      50%
                         Friedrich-Ebert-Allee 140
                         D-53113 Bonn
                         Germany
Common Stock............ Putnam Investments, Inc.   21,375,385 shares     6.2%
                         One Post Office Square
                         Boston, Massachusetts

  The following table states the number of shares of Sprint Common Stock beneficially owned, as of December 31, 1996, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group. The number of shares beneficially owned by all Directors and executive officers as a group represented less than one percent of the outstanding shares. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

      NAME                                                    NUMBER OF SHARES
      ----                                                    ----------------
      DuBose Ausley..........................................       7,545(1)
      Warren L. Batts........................................       1,000(1)
      Michel Bon.............................................           0(1)
      Ruth M. Davis..........................................       2,183(1)
      William T. Esrey.......................................     341,378(1)(2)
      Gary D. Forsee.........................................      29,431(1)
      Donald J. Hall.........................................      20,200(1)
      Harold S. Hook.........................................      16,000(1)
      Arthur B. Krause.......................................      91,083(1)(2)
      Ronald T. LeMay........................................      97,443(1)
      Linda Koch Lorimer.....................................       1,507(1)(2)
      D. Wayne Peterson......................................      52,034(1)
      Charles E. Rice........................................       3,000(1)
      Ron Sommer.............................................           0(1)
      Stewart Turley.........................................       3,400(1)
      All Directors and executive officers as a group (25
       persons)..............................................     873,663(1)(2)

--------
(1) Does not include shares which may be acquired upon the exercise of stock options exercisable on or within sixty days after December 31, 1996, under Sprint's stock option plans as follows: 35,227, 17,496, 500, 17,496, 1,035,339, 123,583, 17,496, 17,496, 165,847, 368,155, 53,938, 137,364,
    17,496, 500 and 17,496 shares for Messrs. Ausley, Batts, Bon, Dr. Davis, Messrs. Esrey, Forsee, Hall, Hook, Krause, LeMay, Ms. Lorimer, Messrs. Peterson, Rice, Sommer and Turley, respectively, and 2,879,720 for all Directors and executive officers as a group.
(2) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 15,762 shares held in trust for Mr. Esrey's children, 13,668 shares owned by Mr. Krause's wife, 753 shares held by Ms. Lorimer's husband and 30,183 shares held by or for the benefit of family members for all Directors and executive officers as a group.

                           I. ELECTION OF DIRECTORS

                            (Item 1 on Proxy Card)

  The Board of Directors of Sprint (other than the Directors elected by the holders of the Class A Common Stock) is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class II expire with this Annual Meeting of Stockholders. Each of the four nominees for Class II, if elected, will serve three years until the 2000 Annual Meeting and until a successor has been elected and qualified. The Directors remaining in Classes III and I will continue in office until the 1998 and 1999 Annual Meetings, respectively.

  Except for the Class A Common Stock, each share is entitled to one vote for each of four Directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as Directors of Class II unless otherwise directed by the Stockholder. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

                            NOMINEES FOR DIRECTORS

  The following information is given with respect to the nominees for election.

Class II--Nominees to Serve Three Years Until 2000 Annual Meeting

RUTH M. DAVIS, age 68. President and Chief Executive
Officer of The Pymatuning Group, Inc., a technology             [PHOTO APPEARS
management services company, Alexandria, Virginia;                   HERE]
Director of Air Products and Chemicals, Inc., BTG, Inc.,
Consolidated Edison Company of New York, Inc., Ceridian
Corporation, Giddings & Lewis, Inc., Premark
International, Inc., Principal Financial Group, Tupperware
Corporation and Varian Associates, Inc. Dr. Davis has been
President and Chief Executive Officer of The Pymatuning
Group, Inc. for more than five years. Director of Sprint since 1981; Member of the Audit Committee.

HAROLD S. HOOK, age 65. Chairman of American General            [PHOTO APPEARS
Corporation, a financial services holding corporation,               HERE]
Houston, Texas; Director of Chase Manhattan Corporation,
Chase Manhattan Bank, Cooper Industries, Inc. and
PanEnergy Corporation. Mr. Hook has been Chairman of
American General Corporation since 1978 and was Chief
Executive Officer of American General Corporation from
1978 to 1996. Director of Sprint since 1982; Member of the
Organization, Compensation and Nominating Committee.

RONALD T. LEMAY, age 51. President and Chief Operating          [PHOTO APPEARS
Officer of Sprint, Westwood, Kansas; Director of Ceridian            HERE]
Corporation, Imation Corporation, Mercantile
Bancorporation, Inc. and Yellow Corporation. Prior to becoming President and Chief Operating Officer of Sprint in February of 1996, Mr. LeMay was Chief Executive Officer of Sprint Spectrum beginning in March of 1995. Mr. LeMay was President and Chief Operating Officer--Long Distance
Division of Sprint from 1989 until March of 1995. Director of Sprint since 1993.

CHARLES E. RICE, age 61. Chairman and Chief Executive           [PHOTO APPEARS
Officer of Barnett Banks, Inc., a bank holding company,              HERE]
Jacksonville, Florida; Director of CSX Corporation. Mr.
Rice has been Chairman and Chief Executive Officer of
Barnett Banks, Inc. for more than five years. Director of Sprint since 1975; Member of the Organization, Compensation and Nominating Committee and the Executive Committee.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

  The following information is given with respect to the Directors of Classes III and I, who will continue to serve as Directors of Sprint until the 1998 and 1999 Annual Meetings, respectively.

Class III--Serving Until 1998 Annual Meeting

WILLIAM T. ESREY, age 57. Chairman and Chief Executive          [PHOTO APPEARS
Officer of Sprint, Westwood, Kansas; Director of The                 HERE]
Equitable Life Assurance Society of the United States,
Everen Capital Corporation, General Mills, Inc. and
PanEnergy Corporation. Mr. Esrey has been Chairman of
Sprint since 1990 and Chief Executive Officer since 1985.
Director of Sprint since 1985; Chairman of the Executive
Committee.

LINDA KOCH LORIMER, age 44. Vice President and Secretary of     [PHOTO APPEARS
the University, Yale University, New Haven, Connecticut;             HERE]
Director of McGraw-Hill, Inc. Prior to becoming Vice
President and Secretary of Yale University in 1993, Ms.
Lorimer was President of Randolph-Macon Woman's College for more than six years. Director of Sprint since 1993; Member of the Organization, Compensation and Nominating Committee.

STEWART TURLEY, age 62. Chairman of Eckerd Corporation, a       [PHOTO APPEARS
diversified retailer, Clearwater, Florida; Director of               HERE]
Barnett Banks, Inc. and Springs Industries, Inc. Mr. Turley has been Chairman of Eckerd Corporation for more than five years. Director of Sprint since 1980; Chairman of the Organization, Compensation and Nominating Committee, member of the Executive Committee.

Class I--Serving Until 1999 Annual Meeting

WARREN L. BATTS, age 64. Chairman and Chief Executive           [PHOTO APPEARS
Officer of Tupperware Corporation, a diversified consumer            HERE]
products company, Orlando, Florida. Mr. Batts is also
Chairman of Premark International, Inc., a diversified consumer products company, Deerfield, Illinois; Director of The Allstate Corporation, Cooper Industries, Inc. and
Sears, Roebuck & Company. Mr. Batts has been Chairman of
Premark International, Inc. since 1986 and Chairman and
Chief Executive Officer of Tupperware Corporation since its spin-off from Premark International, Inc. in 1996.
Director of Sprint since 1982; Chairman of the Audit
Committee, member of the Executive Committee.

DONALD J. HALL, age 68. Chairman of Hallmark Cards, Inc.,       [PHOTO APPEARS
manufacturer of greeting cards, Kansas City, Missouri. Mr.           HERE]
Hall has been Chairman of Hallmark Cards, Inc. since 1983.
Director of Sprint since 1986; Member of the Audit
Committee.

Directors Elected by and Serving at the Pleasure of the holders of the Class A Common Stock

DUBOSE AUSLEY, age 59. Chairman of Ausley & McMullen,           [PHOTO APPEARS
P.A., a law firm, Tallahassee, Florida; Director of                  HERE]
Capital City Bank Group, Inc., Tampa Electric Co., Inc.
and TECO Energy, Inc. Prior to becoming Chairman of Ausley
& McMullen, P.A. in 1996, Mr. Ausley was Chairman of
Macfarlane, Ausley, Ferguson & McMullen since 1994 and, prior to that he was President of Ausley, McMullen, McGehee, Carothers & Proctor, P.A. for more than five years. Mr. Ausley has also been Chairman of the Capital
City Bank Group, Inc. for more than five years. Director of Sprint since 1993.

MICHEL BON, age 53. Chairman and Chief Executive Officer        [PHOTO APPEARS
of France Telecom, a telecommunications company, Paris,              HERE]
France. Mr. Bon became Chairman of France Telecom in
September of 1995. He served as head of France's national job-placement agency from 1993 to 1995, and, prior to that as Chairman and Chief Executive Officer of Carrefour,
France's largest retailer, for more than five years.
Director of Sprint since 1996.

RON SOMMER, age 47. Chairman of the Board of Management of      [PHOTO APPEARS
Deutsche Telekom AG, a telecommunications company, Bonn,             HERE]
Germany. Prior to becoming Chairman of Deutsche Telekom AG in May of 1995, Mr. Sommer was President and Chief
Operating Officer of Sony Corporation of America beginning in 1990, and in 1993, he took over the management of Sony
Europe in the same function. Director of Sprint since 1996;
Member of the Organization, Compensation and Nominating
Committee.

BOARD COMMITTEES AND DIRECTOR MEETINGS

  The Board of Directors held six regular meetings and three special meetings in 1996. The Board of Directors has an Audit Committee, an Executive Committee and an Organization, Compensation and Nominating Committee. The members of each committee are identified in the above description of Directors. In 1996 the Audit Committee held two meetings and the Organization, Compensation and Nominating Committee held four meetings. Except for Dr. Sommer, each current Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Director served during 1996.

  The principal responsibilities of the Audit Committee are to ensure: (a) that proper accounting principles are being followed; (b) that the total audit coverage of Sprint and its affiliates is satisfactory; and (c) that an adequate system of internal controls has been implemented by Sprint and is being effectively followed. The Audit Committee provides an open avenue of communication between management, the external and internal auditors and the Board of Directors. The Committee reviews the nature of all services performed by the external auditors, including the scope and general extent of their audit examination and the basis for their compensation. The Committee recommends to the Board of Directors the auditors for formal ratification by the Stockholders at the Annual Meeting.

  The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to matters of executive compensation, are to: (a) assess and appraise the performance of the Chief Executive Officer and review the performance of executive management; (b) recommend to the Board of Directors base salaries, incentive compensation and other benefits for the Chief Executive Officer and other key officers; (c) counsel and advise management on plans for orderly development and succession of executive management; (d) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint; and (e) review recommendations for major changes in compensation and benefit and retirement plans which have application to significant numbers of Sprint's total employees and which require review or approval of the Board of Directors.

  The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to the Director nomination process, are to: (a) periodically review the size and composition of the Board of Directors and make recommendations to the Board with respect to such matters; (b) recommend to the Board of Directors persons proposed as nominees whose election at the next Annual Meeting of Stockholders will be recommended by the Board of Directors; and (c) recommend persons proposed to be elected to fill any vacancy on the Board of Directors between Stockholder meetings. The Committee will consider qualified nominees recommended by Stockholders. Such recommendations should be sent to the Organization, Compensation and Nominating Committee, c/o Corporate Secretary, at the corporate headquarters of Sprint, Post Office Box 11315, Kansas City, Missouri 64112.

COMPENSATION OF DIRECTORS

  Directors who are not officers of Sprint (the Outside Directors) are each paid $35,000 annually plus $1,250 for each meeting attended and $1,000 for each committee meeting attended. Mr. Rice, a Director of Sprint, received $5,900 in 1996 as fees for serving as a Director of Sprint-Florida, Incorporated, a Sprint subsidiary.

  The Long-Term Stock Incentive Program, which was approved at the 1989 Annual Meeting of Stockholders, provides for the grant of stock options to Outside Directors. Under the program each Outside Director receives an annual grant of an option to purchase 2,000 shares of Common Stock at an option price equal to 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant; 25% of the shares subject to each option become exercisable as of December 31 of the year in which the option is granted and an additional 25% become exercisable on December 31 of each of the three succeeding years.

  In 1982 Sprint adopted a retirement plan for its Outside Directors. Any Director of Sprint who has served five years as a Director without simultaneously being employed by Sprint or any of its subsidiaries is eligible to receive benefits under the plan. The retirement plan was amended in December of 1996 to eliminate the retirement benefit for any Director who had not served five years as of the date of the amendment. An eligible Director retiring after March 30, 1989, will receive monthly benefit payments equal to the monthly fee (not including meeting fees) being paid to Directors at the time of the Director's retirement. The monthly retirement benefit would be $2,917 for any Director retiring while the current $35,000 annual fee remains in effect. The number of monthly benefit payments to a Director under the plan will equal the number of months served as a Director without simultaneously being employed by Sprint or any of its subsidiaries, up to a maximum of 120 payments.

  Outside Directors of Sprint and certain of its subsidiaries are also eligible for a Director's Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees. New Directors, who are not eligible for benefits under the retirement plan after the amendment last December, will receive units representing 2,500 shares of Sprint Common Stock credited to their accounts under the Director's Deferred Fee Plan upon becoming a Director. Half of these units will vest upon completion of five years of Board service and ten percent will vest on each succeeding anniversary.

  In addition, Outside Directors are provided with Sprint residential long distance service valued in the following amounts for 1996: Mr. Ausley, $4,575; Mr. Batts, $2,093; Dr. Davis, $1,501; Mr. Hall, $3,443; Mr. Hook, $612; Ms.
Lorimer, $1,769; Mr. Rice, $2,046; and Mr. Turley, $4,495.

                             EXECUTIVE COMPENSATION

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization, Compensation and Nominating Committee of the Board, which is composed of independent, non-employee Directors and has the principal responsibilities described on page 6 of this Proxy Statement, has furnished the following report on executive compensation:

  Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint so as to maximize long-term Stockholder value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to a defined competitive group. This comparison group is composed of approximately 160 companies similar to Sprint in size as measured by annual sales. The Committee believes that the comparison group accurately reflects the market in which Sprint competes for executive talent. Five of the 11 companies in the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index, which are used in the Stock Performance Graph on page 15 of this Proxy Statement, are included in the comparison group. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

  Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as Sprint, for compensation in excess of $1 million paid to any Named Officer unless such compensation is performance-based under Section 162(m). Sprint took all action required under Section 162(m) for Sprint's incentive compensation plans to be performance-based so as to preserve Sprint's tax deduction for compensation earned under such plans for 1996.

  Base Salary. Each year the Committee makes a recommendation to the Board establishing base pay for all executive officers. In making this recommendation for 1996, the Committee considered the salaries of other executives within the comparison group and the executives' performance during 1995. With respect to the latter, the Committee exercised its judgment in evaluating the executives' accomplishments during the year. As a result of his performance evaluations during his tenure as Chief Executive Officer, Mr. Esrey's base salary exceeds the median of the comparison group.

  Short-Term Incentive Plans. Sprint maintained two short-term incentive plans covering its executive officers for 1996. Mr. Esrey, Mr. Forsee, Mr. LeMay and Mr. Peterson are covered under the Executive Management Incentive Plan (EMIP). The material terms of the performance goals under EMIP were approved by the Stockholders at the 1994 Annual Meeting. Sprint's other executive officers are covered under the Corporate Center Management Incentive Plan (CCMIP). Each plan is a performance-driven short-term, annual incentive plan designed to promote the near-term objectives of the organization.

  Target incentive opportunity for each plan is based on job level and potential impact on organization results. The entire EMIP payout, and a portion of the CCMIP payout, is based on the achievement of three financial objectives -- one for the Local Telecommunications Division (LTD), and two for the Long Distance Division (LDD). For each objective, targets were established and compared to actual 1996 financial results.

  . The objective for the LTD related to operating income. Actual results were 105.7% of target.

  . The objectives for the LDD related to operating income (50% weighting) and net collectible revenue (50%). Actual results were 105.1% of target on a weighted average basis.

The weights assigned for a particular executive among the LTD and LDD depended on an executive's responsibilities with Sprint.

  In addition to these three financial objectives, the CCMIP payout was based on three additional financial objectives. These objectives were tied to nonregulated contribution margin for LTD and economic value added (EVA) for both the LTD and the LDD. EVA measures the return on investment that enhances Stockholder value. Actual results for these objectives exceeded target for the LTD and the LDD.

  Twenty-five percent of the CCMIP payout was based on the achievement of certain personal objectives in 1996. These personal objectives included qualitative factors relating to business unit and departmental results of a nonfinancial nature, the support the executive provided in furthering strategic and tactical objectives, contributing to the progress of the quality improvement process, and individual professional growth and development.

  Based on the financial results described above, and the achievement of their personal objectives, the executive officers earned CCMIP payouts on average of 221.9% of target. Mr. Esrey's EMIP payout was based on the financial results described above using relative weights for objectives by division as follows:
45% for the LTD and 55% for LDD. Based on these factors, Mr. Esrey earned a payout of 257.3% of target.

  Long-Term Incentive Plans. Sprint maintained two long-term incentive plans covering its executive officers for 1996. Mr. Esrey and Mr. LeMay are covered under the Executive Long-term Incentive Plan (ELTIP). The material terms of the performance goals under ELTIP were approved by the Stockholders at the 1994 Annual Meeting. Sprint's other executive officers are covered under the Long-term Incentive Plan (LTIP). Each Plan is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

  LTIP payouts were based entirely on the achievement of financial objectives. These financial objectives related to the LTD, the LDD and the Cellular Division.

  . The objectives for the LTD related to return on assets (60% weighting), nonregulated cumulative net collectible revenue (20%) and 1996 nonregulated operating income (20%). For the LTD, actual results were 117.2% of target on a weighted average basis.

  . The objectives for the LDD, which were weighted equally in computing the payouts, related to net collectible revenue growth relative to market and cumulative operating margin. For the LDD, actual results were 132.9% of target on a weighted average basis.

  . The objectives for the Cellular Division related to cumulative operating income (40% weighting) and cumulative net collectible revenue (60%) from January 1, 1994 through March 7, 1996. On March 7, 1996, there was a spin-off of the Cellular Division. For the Cellular Division, actual results were 121.7% of target on a weighted average basis.

As with the CCMIP, the relative weights assigned to the LTIP objectives among the LTD, LDD and Cellular Division depend on an executive's responsibilities with Sprint.

  The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout is also adjusted by a stock price factor under which the payout based on financial objectives as described above is multiplied by a fraction, the numerator of which is the market price of Sprint Common Stock on the last day of the performance period and the denominator of which is the market price on the first day of the performance period. The three-year increase in the price of Sprint Common Stock resulted in a multiplier of 144.0%.

  Mr. Esrey's ELTIP payout was based on the financial results described above using relative weights for each objective as follows: 32% for the LTD, 54% for the LDD and 14% for the Cellular Division. Based on the financial results and the methodology described above, Mr. Esrey received a payout of 181.8% of target. The LTIP payouts, if not deferred under the Executive Deferred Compensation Plan, were paid in restricted or unrestricted shares of Sprint Common Stock.

  Stock Options. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The Committee does not consider any measures of corporate or individual performance in determining option grants and does not consider the number of options already held by an executive. During 1996 certain executive officers elected under Sprint's Management Incentive Stock Option Plan (MISOP) to receive options in lieu of receiving up to 50% of their target opportunity under Sprint's management incentive plans. For each $4.01 reduction in an executive's target opportunity resulting from such election, the executive received an option to purchase one share of Sprint Common Stock. The MISOP is in keeping with Sprint's philosophy of increasing the percentage of compensation tied to stock ownership. The Committee believes stock options more closely align Stockholder and employee interests by focusing executives on long-term growth and profitability of Sprint and its Common Stock.

                              Stewart Turley, Chairman
                              Harold S. Hook
                              Linda Koch Lorimer
                              Charles E. Rice
                              Ron Sommer

SUMMARY COMPENSATION TABLE

  The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by those persons who were, as of December 31, 1996, the chief executive officer and the other four most highly compensated executive officers of Sprint (the Named Officers):

                           SUMMARY COMPENSATION TABLE

                                                          LONG-TERM COMPENSATION
                                                       -----------------------------
                          ANNUAL COMPENSATION                 AWARDS         PAYOUTS
                     ------------------------------    --------------------- -------
                                             OTHER
                                            ANNUAL     RESTRICTED SECURITIES         ALL OTHER
                                            COMPEN-      STOCK    UNDERLYING  LTIP    COMPEN-
      NAME AND            SALARY    BONUS   SATION      AWARD(S)   OPTIONS   PAYOUTS  SATION
 PRINCIPAL POSITION  YEAR ($)(1)   ($)(1)     ($)        ($)(2)     (#)(3)     ($)    ($)(4)
 ------------------  ---- ------- --------- -------    ---------- ---------- ------- ---------
William T. Esrey     1996 987,500 2,280,250 76,480(5)          0   336,468   597,948  33,645
 Chairman and Chief  1995 937,502   541,200 76,989             0   291,360   768,140  31,506
 Executive Officer   1994 863,918 1,085,569 76,109     1,113,750   279,220   424,040  22,871
Gary D. Forsee(6)    1996 412,746 1,177,866  6,172       577,500    88,688   203,570   5,173
 President--Long     1995 344,237   258,809  6,404             0    50,372   214,524   7,846
 Distance Division
Arthur B. Krause     1996 373,581   670,321  3,787             0    52,200   153,437  16,302
 Executive Vice      1995 349,172   271,518  8,614             0    36,420   204,099  16,134
 President--Chief    1994 310,570   303,779  9,273       371,250    72,840   111,518  12,751
 Financial Officer
Ronald T. LeMay      1996 700,002 1,684,142 71,975(7)          0   269,531   315,615   9,321
 President and Chief 1995 668,122   287,000 10,979             0   160,268   398,676  12,178
 Operating Officer   1994 556,494   637,481 20,265             0   190,624   201,588   6,390
D. Wayne Peterson    1996 389,355   738,212  7,890             0    64,337   193,364  14,567
 President--National 1995 344,129   382,485  6,198             0    48,935   213,519  14,729
 Integrated Services 1994 321,010   331,972  8,845             0   115,290   107,633  35,780

--------
(1) Includes all amounts earned for the respective years, even if deferred under Sprint's Executive Deferred Compensation Plan. All bonuses were paid under Sprint's Management Incentive Plans.
(2) The value of the Restricted Stock Award to Mr. Forsee shown for 1996 is based on the closing price of Sprint Common Stock on August 12, 1996, the date of the grant. As of December 31, 1996, Messrs. Esrey, Forsee, Krause, LeMay and Peterson held 88,034; 19,801; 10,000; 13,412 and 8,633 shares, respectively, of restricted stock. The shares had a market value of $3,510,356; $789,565; $398,750; $534,804 and $344,241, respectively, at
    December 31, 1996, based on a value of $39.875 per share. Each of the Named Officers has the right to vote and receive dividends on the restricted shares.
(3) The number and price of options granted prior to March 7, 1996, were adjusted for the 360(degrees) Communications Company distribution to Sprint Stockholders pursuant to the terms of the applicable plans, to preserve the value of the benefits granted under such plans as a result of the distribution. The distribution was made in the spin-off of Sprint's cellular division to Stockholders.
(4) Consists of the following amounts for 1996: (a) $4,500 contributed on behalf of each of Messrs. Esrey, Forsee, Krause, LeMay and Peterson as matching contributions under the Sprint Retirement Savings Plan; and (b) $29,145, $673, $11,802, $4,821 and $10,067 for Messrs. Esrey, Forsee,
    Krause, LeMay and Peterson, respectively, representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are at above-market rates.
(5) Includes the cost to Sprint of providing tax and financial services of $15,000, club memberships of $15,057 and automobile allowance of $18,000.
(6) Mr. Forsee became President--Long Distance Division on March 29, 1995.
(7) Includes the cost to Sprint of providing tax and financial services of $15,000 and automobile allowance of $15,400.

OPTION GRANTS

  The following table summarizes options granted during 1996 under Sprint's stock option plans to the Named Officers. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint Common Stock of five percent and ten percent over the term of the options, as set forth in Securities and Exchange Commission (SEC) rules. The Named Officers will realize no gain on these options without an increase in the price of Sprint Common Stock which will benefit all shareholders proportionately. No stock appreciation rights were granted during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF     % OF TOTAL                        ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES     OPTIONS    EXERCISE              PRICE APPRECIATION FOR OPTION
                        UNDERLYING    GRANTED TO  OR BASE                          TERM(1)
                         OPTIONS     EMPLOYEES IN  PRICE   EXPIRATION -----------------------------------
NAME                   GRANTED (#)   FISCAL YEAR   ($/SH)     DATE    0%        5%              10%
----                   -----------   ------------ -------- ---------- --- --------------  ---------------
William T. Esrey          169,960(2)     3.4%      $36.81   2/12/06   $ 0 $    3,934,522  $     9,970,851
                          166,508(3)     3.4%       36.81   2/12/06     0      3,854,609        9,768,336
Gary D. Forsee             54,630(2)     1.1%       36.81   2/12/06     0      1,264,668        3,204,916
                           34,058(3)     0.7%       36.81   2/12/06     0        788,432        1,998,042
Arthur B. Krause           42,490(2)     0.9%       36.81   2/12/06     0        983,630        2,492,713
                            9,710(4)     0.2%       36.30    3/9/03     0        144,867          338,130
Ronald T. LeMay           109,260(2)     2.2%       36.81   2/12/06     0      2,529,335        6,409,833
                           54,872(3)     1.1%       36.81   2/12/06     0      1,270,270        3,219,113
                           48,458(4)     1.0%       37.12   3/15/05     0      1,002,894        2,475,915
                              613(4)     0.0%       37.12   3/15/05     0         12,687           31,321
                           23,666(4)     0.5%       37.12   2/16/00     0        189,742          408,701
                           17,757(4)     0.4%       42.31   2/17/05     0        372,769          899,249
                           14,905(4)     0.3%       42.31    3/9/03     0        227,465          520,358
D. Wayne Peterson          48,560(2)     1.0%       36.81   2/12/06     0      1,124,149        2,848,815
                            2,614(4)     0.1%       36.45   2/15/01     0         26,243           57,969
                            7,541(4)     0.2%       36.45   2/17/05     0        151,371          372,749
                            5,622(4)     0.1%       36.45    3/9/03     0         84,041          196,083
All Stockholders(5)   343,947,517          --       36.94   2/12/06     0  7,991,373,343   20,251,709,062
Named Officers' gain
 as a % of All
 Stockholders' gain            --          --          --        --                 0.08%            0.08%

--------
(1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint Common Stock.
(2) Twenty-five percent of this option became exercisable on February 12, 1997, and an additional 25% will become exercisable on February 12 of each of the three successive years. Each option has a reload feature.
(3) This option was granted under the Management Incentive Stock Option Plan (MISOP). Under the MISOP, the optionee elected to receive options in lieu of receiving a portion of his bonus under the management incentive compensation plans. The MISOP benefits Sprint by reducing the cash bonus paid to the executive. It further increases the percentage of compensation tied to stock ownership, in keeping with Sprint's philosophy to more closely align Stockholder and employee interests. This option became exercisable on December 31, 1996.
(4) This option is a reload option. A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned Sprint Common Stock. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of Sprint Common Stock on the date the reload option is granted. A reload option becomes exercisable one year from the date the original option was exercised.

(5) The amounts shown as potential realizable value for all Stockholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of record, as of February 18, 1997, of Sprint Common Stock assuming a hypothetical option granted at $36.94 per share (the weighted average price of all options granted in 1996) on February 12, 1996 and expiring on February 12, 2006, if the price of Sprint Common Stock appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. Sprint will neither make nor endorse any prediction as to future stock performance.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table summarizes the net value realized on the exercise of options in 1996, and the value of the outstanding options at December 31, 1996, for the Named Officers.

                      AGGREGATED OPTION EXERCISES IN 1996
                           AND YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                      OPTIONS AT 12/31/96     OPTIONS AT 12/31/96(2)
                         SHARES ACQUIRED   VALUE   ------------------------- -------------------------
                           ON EXERCISE   REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                               (#)        (1) ($)      (#)          (#)          (#)          (#)
                         --------------- --------- ----------- ------------- ----------- -------------
William T. Esrey........      45,734     $ 916,799   950,359      437,040    $11,689,151  $3,941,659
Gary D. Forsee..........      13,961       216,318   102,337      113,812        989,120     897,485
Arthur B. Krause........      34,515       509,583   136,409      115,935      1,579,430     965,481
Ronald T. LeMay.........     174,162     2,580,935   245,340      373,996      2,192,758   2,536,560
D. Wayne Peterson.......      25,470       281,968   100,342      128,072      1,143,384   1,003,365

--------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of Sprint Common Stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of Sprint Common Stock at December 31, 1996 ($39.875).

LONG-TERM INCENTIVE PLAN AWARDS

  The following table represents potential awards under Sprint's long-term incentive plan which, subject to Sprint's right to amend the plan at any time prior to approval of payouts by the Organization, Compensation and Nominating Committee, can be earned by the achievement of certain financial objectives over the three year period ending December 31, 1998. Payouts of awards are tied to achieving specified levels of improvement in economic value added (EVA) within the Long Distance Division (LDD), the Local Telecommunications Division
(LTD), and Sprint on a consolidated basis. The weights assigned for a particular executive among the LTD, LDD and consolidated Sprint depends on an executive's responsibilities with Sprint. Economic value added measures the return on investment that enhances Stockholder value. The target amount will be earned if 100% of the targeted levels of such criteria is achieved. An award payout will not be earned for performance below the threshold.

  The calculated payout, based on the achievement of the above financial criteria, is adjusted (increased or decreased) by the percent change in the market price of Sprint Common Stock as determined by the change in the average of the high and low prices on January 1, 1996 and December 31, 1998. If the stock price increases over the three-year performance period, the payout is adjusted by the percentage increase in stock price. Conversely, if the stock price decreases over the three-year performance period, the payout is reduced by the percentage decrease in stock price. Upon approval of the payouts by the Organization, Compensation and Nominating Committee, each payout will be paid as specified by the executive in restricted or unrestricted shares of Sprint Common Stock, or deferred under the Executive Deferred Compensation Plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                     ESTIMATED FUTURE PAYOUTS
                                    PERFORMANCE OR  UNDER NON-STOCK PRICE BASED
                        NUMBER OF    OTHER PERIOD            PLANS(1)
                      SHARES, UNITS      UNTIL      ---------------------------
                        OR OTHER     MATURATION OR  THRESHOLD  TARGET  MAXIMUM
NAME                     RIGHTS         PAYOUT         ($)      ($)      ($)
----                  ------------- --------------- --------- -------- --------
William T. Esrey.....       --      1/1/96-12/31/98  $90,000  $360,000 $720,000
Gary D. Forsee.......       --      1/1/96-12/31/98   33,750   135,000  270,000
Arthur B. Krause.....       --      1/1/96-12/31/98   21,563    86,250  172,500
Ronald T. LeMay......       --      1/1/96-12/31/98   48,750   195,000  390,000
D. Wayne Peterson....       --      1/1/96-12/31/98   28,125   112,500  225,000

--------
(1) Awards are based on a percentage of the Named Officers' average base salary midpoint over the three-year performance cycle which ends December 31, 1998. In calculating the average base salary midpoint, the table assumes the base salary midpoint for 1997 and 1998 will equal the 1996 base salary midpoint. In addition, the estimated future payouts shown assume that the average of the high and low price of Sprint Common Stock on December 31, 1998 will be the same as it was on January 1, 1996.

PENSION PLANS

  The following table reflects the estimated annual pension benefit payable to an individual retiring in 1997 at age 65. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not.

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE(2)
                  ------------------------------------------------------------
REMUNERATION(1)      15          20           25           30           35
---------------   --------   ----------   ----------   ----------   ----------
  $  500,000      $114,707   $  152,942   $  191,178   $  229,413   $  267,649
     700,000       161,207      214,942      268,678      322,413      376,149
     900,000       207,707      276,942      346,178      415,413      484,649
   1,100,000       254,207      338,942      423,678      508,413      593,149
   1,300,000       300,707      400,942      501,178      601,413      701,649
   1,500,000       347,207      462,942      578,678      694,413      810,149
   1,700,000       393,707      524,942      656,178      787,413      918,649
   1,900,000       440,207      586,942      733,678      880,413    1,027,149
   2,100,000       486,707      648,942      811,178      973,413    1,135,649
   2,300,000       533,207      710,942      888,678    1,066,413    1,244,149
   2,500,000       579,707      772,942      966,178    1,159,413    1,352,649
   2,700,000       626,207      834,942    1,043,678    1,252,413    1,461,149
   2,900,000       672,707      896,942    1,121,178    1,345,413    1,569,649
   3,100,000       719,207      958,942    1,198,678    1,438,413    1,678,149
   3,300,000       765,707    1,020,942    1,276,178    1,531,413    1,786,649
   3,500,000       812,207    1,082,942    1,353,678    1,624,413    1,895,149
   3,700,000       858,707    1,144,942    1,431,178    1,717,413    2,003,649
   3,900,000       905,207    1,206,942    1,508,678    1,810,413    2,112,149
   4,100,000       951,707    1,268,942    1,586,178    1,903,413    2,220,649

--------
(1) Compensation, for purposes of estimating a pension benefit, includes salary and bonus as reflected under Annual Compensation in the Summary Compensation Table on page 10. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement.
(2) These amounts are straight life annuity amounts and would not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit, the years of service credited are 32, 14, 33, 22 and 39 years for Messrs. Esrey, Forsee, Krause, LeMay and Peterson, respectively.

  In addition, Sprint has a Key Management Benefit Plan that permits a participant to elect a retirement benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement. More information on the plan is provided in the following section under "Employment Contracts".

EMPLOYMENT CONTRACTS

  Sprint has contingency employment agreements with Messrs. Esrey, Forsee, Krause and LeMay which provide for separation pay and benefits if employment is involuntarily terminated following a change in control. A change of control is deemed to occur if someone acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Directors within a two-year period. Benefits will include monthly salary payments for 35 months (or until the officer reaches age 65 if this occurs earlier) and three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received during the three years preceding termination. In addition, life, disability, medical and dental insurance coverages will be provided for 35 months. For purposes of the Key Management Benefit Plan, an officer will be deemed to have remained a Key Executive (as defined in the plan) until age 60; interest will be credited under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. Retirement benefits will be determined assuming three years of additional service and no early retirement pension reduction will be imposed. If any excise tax is imposed by Section 4999 of the Internal Revenue Code, Sprint will make the executive whole with respect to any additional taxes due. The agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing its cost.

  The Named Officers have each signed non-competition agreements with Sprint which provide that he will not associate himself with a competitor for an 18-month period following termination of employment. In addition, the agreements provide that each executive will receive 18 months of compensation and benefits following an involuntary termination of employment.

  Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. At least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. Each Named Officer is a participant in the plan.

PERFORMANCE GRAPH

  The graph below compares the yearly percentage change in the cumulative total Stockholder return for Sprint Common Stock as compared with the S&P(R) 500 Stock Index, the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, for the five-year period from December 31, 1991 to December 31, 1996. The companies which comprise the S&P Telephone Utility Index are Ameritech, Inc., Bell Atlantic Corp., BellSouth, GTE, NYNEX, Pacific Telesis Group, SBC Communications, Inc. and U.S. West, Inc. The companies which comprise the S&P Telecommunications (Long Distance) Index are AT&T Corp., MCI Communications and Sprint.

                             [GRAPH APPEARS HERE]

                          1991       1992       1993       1994       1995       1996
                          ----       ----       ----       ----       ----       ----
  Sprint                 100.00     112.02     157.24     128.81     190.20     238.10
  S&P 500                100.00     107.64     118.50     120.06     165.18     203.11
  S&P (Long Distance)    100.00     132.15     149.37     136.03     183.47     189.46
  S&P Telephone          100.00     109.73     126.73     121.49     183.02     184.85


CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  Mr. Ausley is Chairman of the law firm of Ausley & McMullen, P.A., which provided legal services to certain subsidiaries of Sprint in 1996 for which it billed $522,040.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Sprint's Directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Sprint Common Stock and other equity securities of Sprint. Directors and executive officers are required by SEC regulations to furnish Sprint with copies of all Section 16(a) reports they file.

  To Sprint's knowledge, based solely on review of the copies of such reports furnished to Sprint and written representations that no other reports were required, during 1996 all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with, except that the disposition of 2,031 share units under Sprint's Director's Deferred Fee Plan was inadvertently not reported when Charles H. Price II, a Director until March of 1996, received a cash distribution of his benefit under that plan when his service with the Sprint Board ended. In addition, the acquisition of 3,180 share units acquired by Mr. LeMay through Sprint's Executive Deferred Compensation Plan was not timely reported. Reports were filed as soon as the oversights were discovered.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals for the 1998 Annual Meeting of Stockholders of Sprint must be received by the Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, no later than November 10, 1997.

                     II. APPROVAL OF PERFORMANCE GOALS FOR
                       EXECUTIVE INCENTIVE COMPENSATION

                            (Item 2 on Proxy Card)

  Section 162(m), which was added to the Internal Revenue Code in 1993, denies a publicly-traded corporation's tax deduction for compensation it pays to certain executive officers in excess of $1 million per year for each such officer. Section 162(m) also provides an exception for performance-based compensation the material terms of which have been approved by a corporation's stockholders.

  In accordance with Section 162(m), the Stockholders approved the material terms of Sprint's Executive Management Incentive Plan and Executive Long-Term Incentive Plan in 1994. Under those plans, specific business criteria were approved; however, the Organization, Compensation and Nominating Committee desires the ability to select additional criteria on which performance goals are based to ensure that incentives properly reflect Sprint's business objectives while ensuring that compensation paid to the executives as a result of attaining those goals is deductible under Section 162(m). Accordingly, under this proposal the Stockholders are being asked to approve the material terms of incentive compensation provided to certain executive officers. Stockholders are not approving additional compensation; rather, they are approving business criteria on which performance goals may be based.

  The Organization, Compensation and Nominating Committee determines periods of time (generally one to three years, in length) during which Sprint's performance will be measured. Executives may earn incentive payouts based on achievement of both short-term and long-term financial objectives. These objectives will be established by the Organization, Compensation and Nominating Committee no later than 90 days after the beginning of each performance period and payouts are earned based on actual results compared to pre-established targets. For incentive compensation payouts made after January 1, 1997, the Stockholders are asked to approve the following:

  . Business criteria--Business criteria which will be used to set performance goals may be based on any of the following, alone or in combination, and may be applicable to Sprint in total or any one or part of Sprint's divisions, joint ventures, or complementary businesses as the Organization, Compensation and Nominating Committee deems appropriate: revenues or sales; operating income; cash flow; earnings; earning before taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; earnings per share; expenses; return on assets; return on equity; return on invested capital; market share; stock price; economic value added; market value added; contribution margin; operating margin.

  . Annual maximum--The maximum payment in any year to any employee is limited to $5,000,000 (exclusive of incentive opportunity received in options under the Management Incentive Stock Option Plan).

  . Eligible employees--The eligible employees for any year shall be the Named Officers identified in the Summary Compensation Table of the Proxy Statement for that year.

  Subject to the Organization, Compensation and Nominating Committee's discretion to reduce the payouts, the following table shows the incentive payouts which would have been received by all participants for 1996 had the performance goals been based on selected business criteria:

                               NEW PLAN BENEFITS

                                                                DOLLAR VALUE
                                                              -----------------
NAME AND POSITION                                              EMIP(1)   ELTIP
-----------------                                             --------- -------
William T. Esrey, Chairman and Chief Executive Officer....... 2,280,250 597,948
Gary D. Forsee, President Long-Distance Division............. 1,177,866 203,570
Arthur B. Krause, Executive Vice President--Chief Financial
 Officer.....................................................   586,946 153,437
Ronald T. LeMay, President and Chief Operating Officer....... 1,684,142 315,615
D. Wayne Peterson, President National Integrated Services....   738,212 193,364

--------
(1) The amounts shown in this column reflect the payouts received by the participant after reduction based on the participant's election to purchase stock options under the Management Incentive Stock Option Plan as more fully described on page 11 of the Proxy Statement.

  Because the Board believes that appropriate incentive compensation is critical to the ability of Sprint to retain and attract individuals necessary for its success, the Organization, Compensation and Nominating Committee and the Board of Directors believe that approval of the material terms of the incentive compensation is in the best interest of Sprint and its Stockholders. These approvals are not required by the plans or by applicable securities laws or stock exchange rules. In the event that Stockholders do not approve the performance goals, payments under the incentive compensation program referred to above will not be made; however, the Organization, Compensation and Nominating Committee may consider an alternative program of compensating executives based on performance. Without Stockholder approval, any alternative incentive compensation would not qualify for the exclusion from the $1 million compensation limit under Section 162(m).

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL II.

                         III. PROPOSAL TO APPROVE THE
                    1997 LONG-TERM STOCK INCENTIVE PROGRAM
                            (ITEM 3 ON PROXY CARD)

  The Board of Directors has approved and recommends to the Stockholders the approval of a new Long-Term Stock Incentive Program (the "Plan"). The Plan will replace the Long-Term Stock Incentive Program (the "1989 Plan") that was approved by the Stockholders in 1989. If the Plan is approved by the Stockholders, no additional awards will be granted under the 1989 Plan after the date of the 1997 Annual Meeting of Stockholders. The Plan provides for the award of stock options, restricted stock, performance awards and other awards to officers and employees. Outside Directors will also receive stock options under the Plan.

  The Plan will become effective on April 15, 1997, if it is approved by the Stockholders. No award will be granted pursuant to the Plan after April 15, 2007.

SUMMARY OF PLAN PROVISIONS

  The full text of the Plan appears as Exhibit A to this Proxy Statement and reference is made to the exhibit for a full statement of the Plan's terms and provisions. A summary of the principal features of the Plan follows:

  Shares Subject to Plan. Subject to adjustment as described below, nine-tenths of one percent (0.9%) of the outstanding shares of Common Stock as of the first day of 1997, plus the number of shares that remain available for grant under the 1989 Plan as of the close of business on the date of the 1997 Annual Meeting of Stockholders, will be available for grant under the Plan during the remainder of 1997, and one and one-half percent (1.5%) of the outstanding shares of Common Stock as of the first day of each calendar year for which the Plan is in effect beginning with 1998 will be available for grant in such year. Nine-tenths of one percent (0.9%) of the shares of Common Stock outstanding at January 1, 1997, is 3,094,817 shares. As of February 18, 1997, 2,727,993 shares of Common Stock remained available for grant under the 1989 Plan. The Closing price of one share as reported in the New York Stock Exchange Composite Transactions for February 18, 1997, the record date for the Annual Meeting, was $44.625.

  All shares available in any year that are not granted under the Plan are available for grant in subsequent years. If Sprint acquires another company, any of Sprint's shares covered by or issued as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the Plan. If any shares subject to any award are forfeited, or the award is terminated without issuance of shares or other consideration, the shares subject to such award will again be available for grant pursuant to the Plan. The committee administering the Plan may also determine that outstanding securities other than Common Stock will be subject to awards under the Plan.

  Administration. The Plan is administered by the Organization, Compensation and Nominating Committee of the Board ("Committee"), none of the members of which may be an employee of Sprint. The Committee has the authority to select employees to whom awards are granted, to determine the types of awards and the number of shares covered and to set the terms and conditions of such awards and to cancel or suspend awards. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of agreements entered into with employees under the Plan, and to make all other determinations which may be necessary or advisable for the administration of the Plan. All employees of Sprint and its subsidiaries and affiliates are eligible to be participants.

  The Committee may delegate to one or more Senior Officers or one or more committees of Senior Officers the right to grant awards and to cancel or suspend awards with respect to employees who are not officers or Directors of Sprint. The Board may amend, alter or discontinue the Plan or any portion thereof at any time, provided that no such action may impair the rights of a participant without the participant's consent and provided that no amendment may be made without Stockholder approval which will (i) increase the total number of shares reserved for issuance pursuant to the Plan; or (ii) change the terms of the Outside Director options or stock purchases.

  Stock Options. The exercise price per share of Common Stock purchasable under any stock option granted to an employee will be determined by the Committee, but may not be less than 100% of the fair market value of the Common Stock on the date of the grant of such option. The term of each such option, and the time or times when it may be exercised, will be fixed by the Committee. The grant and the terms of incentive stock options (ISOs) shall be restricted to the extent required by the Internal Revenue Code. Options may only be exercised by payment of the exercise price, either in cash or, at the discretion of the Committee, in Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Currently, the Committee permits payment of the exercise price of options granted under the 1989 Plan with previously owned shares of Common Stock.

  Reload options, which are options granted when an optionee exercises a stock option and makes payment of the purchase price with previously owned shares of Common Stock, may be granted under the Plan. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any.

The option price for a reload option is equal to the fair market value of Common Stock on the date the reload option is granted. Reload options may also be granted at the time an optionee utilizes previously owned Common Stock to pay tax withholding on vesting of restricted stock received upon exercise of an option.

  Section 162(m) of the Internal Revenue Code of 1986 limits Sprint's deduction for compensation paid to certain executive officers to $1 million per year unless such compensation is "performance-based." For purposes of satisfying this requirement, the Plan limits the number of options that can be granted to any individual during any calendar year to 3,000,000 shares.

  Restricted Stock. Restricted stock may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Restricted Stock may be issued for such consideration as the Committee determines; the Plan permits the Committee to require no consideration other than the rendering of services. The recipient of restricted stock has all of the rights of a Stockholder including the right to vote the shares and the right to receive any cash dividends, unless the Committee determines otherwise. If employment is terminated during the restriction period, all restricted stock is forfeited, subject to such exceptions, if any, authorized by the Committee.

  Performance Awards. From time to time, the Committee may select a period during which performance criteria determined by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. Performance awards may be in the form of performance shares (valued by reference to shares of stock), or performance units (valued by reference to cash or property other than stock). Performance awards may be paid in cash, stock, other property or a combination thereof. Performance awards may be issued for such consideration as the Committee determines.

  Other Stock Unit Awards. The Committee is also authorized to grant to participants, either alone or in addition to other awards granted under the Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock or other securities of the Company ("other stock unit awards"). Other stock unit awards may be paid in Common Stock or other securities of the Company, cash or any other form of property as the Committee determines. Securities granted pursuant to such awards may be issued for such consideration as the Committee determines.

  Directors' Options. The Plan provides that Outside Directors of Sprint will receive options to purchase shares of Common Stock. On the date of each Annual Meeting of Stockholders beginning with the 1998 Annual Meeting, each Outside Director will receive an option to purchase 2,000 shares, subject to adjustment as described below. The option price will be 100% of the fair market value of the Common Stock on the date of grant. Twenty-five percent of the shares subject to each option become exercisable on December 31 of the year in which the option is granted and an additional twenty-five percent become exercisable on December 31 of the three succeeding years; however, any options outstanding for more than one year at the time certain changes of control of Sprint occur become immediately exercisable. The options are exercisable until the earlier of the date ten years after the grant date or five years after a Director's retirement, and until the earlier of the date ten years after the grant date and one year after the Director's death. Each Outside Director will receive an option to purchase 2,000 shares of Common Stock on the date of the 1997 Annual Meeting under the 1989 Plan.

  Payment of Outside Directors' Fees in Common Stock. The Plan provides that Outside Directors may elect to receive all or part of their annual retainer and their meeting and committee meeting fees in Common Stock in lieu of cash payments. The price at which Outside Directors may acquire shares is the fair market value of the Common Stock on the last trading day of the month in which the fees are earned.

  In addition, Outside Directors may elect annually to defer receipt of such Common Stock. Shares deferred pursuant to this election will be transferred by Sprint to a trust which will hold the shares until the Outside Director's termination of Board service. The Outside Directors may elect to receive payment in a lump sum or installments and in Common Stock or cash. During the period the shares are held in trust, the Outside Director will have voting rights with respect to the shares and the trustee will reinvest the dividends on the shares. The trust will be subject to the claims of creditors of Sprint.

  Adjustment. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distribution to Stockholders other than cash dividends, the options granted to Outside Directors will be adjusted and the Committee may make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan and in the number, class and option price or other price of shares subject to outstanding awards granted under the Plan as it deems to be appropriate.

  Change of Control. In order to maintain all of the participants' rights in the event of a change of control of Sprint, the Committee, in its sole discretion, may, as to any outstanding awards except Outside Directors options and stock purchases, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that such award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such award by Sprint, upon a participant's request, for an amount of cash equal to the excess of the fair market value of the property which could have been received upon the exercise of such award or realization of such participant's rights had such award been currently exercisable or payable over the amount which would have been paid, if any, by the participant for such property; (iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect such change of control; or (iv) cause any such award then outstanding to be assumed, or new rights substituted for such award, by the acquiring or surviving corporation in such change of control. A change of control is deemed to occur if someone acquires 20% or more of the outstanding stock of Sprint or if there is a change of a majority of the Directors within a two-year period.

TAX ASPECTS OF THE PLAN

  Under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Plan. The grant of an option will create no tax consequences for an optionee or Sprint at the time of grant. The optionee will have no taxable income upon exercising an ISO (unless the alternative minimum tax is applicable), and Sprint will receive no deduction when an ISO is exercised. Except where the stock received is non-transferable and subject to forfeiture (as described below), upon exercising an option (other than an ISO), the optionee must recognize additional compensation equal to the difference between the exercise price and the fair market value of the stock on the date of the exercise; Sprint will be entitled to a deduction for the same amount. The treatment of a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequence to Sprint in connection with a disposition of shares acquired under an option except that Sprint may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

  With respect to other awards granted under the Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize additional compensation equal to the cash or the fair market value of shares or other property received; Sprint will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize additional compensation equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; Sprint will be entitled to a deduction for the same amount. Prior to the time the shares become transferable or not subject to substantial risk of forfeiture, any dividends received by the participant are treated as additional compensation. Sprint will be entitled to a deduction for the same amount. Different tax rules apply to executive officers and Outside Directors who are subject to
Section 16 of the Securities Exchange Act of 1934, as amended.

1996 AND 1997 AWARDS UNDER THE 1989 PLAN

  Set forth below are (i) the number of shares of Common Stock underlying options that have been granted under the 1989 Plan in 1996 and in 1997 through February 18, 1997, (ii) the number of shares of Common Stock granted under the 1989 Plan in 1996 as long-term incentive awards for the performance period 1993 through 1995 and in 1997 for the performance period 1994 through 1996 and
(iii) the number of shares of Restricted Stock that have been granted under the 1989 Plan in 1996 and in 1997 through February 18, 1997, to the persons and groups identified:

                                                        NUMBER OF
                                    NUMBER OF SHARES  SHARES GRANTED NUMBER OF
                                   UNDERLYING OPTIONS  AS INCENTIVE  RESTRICTED
     NAME AND POSITION                  GRANTED           AWARDS       SHARES
     -----------------             ------------------ -------------- ----------
William T. Esrey............  1996       169,960          17,189            0
Chairman and Chief Executive
 Officer                      1997       160,000          13,786            0
Gary D. Forsee..............  1996        54,630           4,801       15,000
President--Long Distance
 Division                     1997        55,000           2,581            0
Arthur B. Krause............  1996        52,200           2,511            0
Executive Vice President--
 Chief Financial Officer      1997        40,000               0(1)         0
Ronald T. LeMay.............  1996       165,588           4,906            0
President and Chief
 Operating Officer            1997       100,000           7,276            0
D. Wayne Peterson...........  1996        64,337               0(1)         0
President--National
 Integrated Services          1997        40,000               0(1)         0
All current executive
 officers as a group........  1996       714,177          44,904(1)    19,553
                              1997       567,416          33,150(1)         0
All current Directors who
 are not executive officers
 as a group.................  1996        20,000(2)            0(3)         0(4)
                              1997             0(2)            0(3)         0(4)
All employees who are not
 executive officers as a
 group......................  1996     2,229,565          34,760(1)   143,523
                              1997     1,518,282          20,941(1)         0

--------
(1) Certain participants deferred their incentive awards and therefore did not receive shares of Common Stock.
(2) Under the terms of the 1989 Plan, options to purchase 2,000 shares are granted to Outside Directors each year on the date of the Annual Meeting of Stockholders for that year.
(3) Outside Directors do not receive long-term incentive awards under the 1989 Plan.
(4) Outside Directors do not receive Restricted Stock under the 1989 Plan.

REASONS FOR PLAN

  The telecommunications industry is going through tremendous changes and industry leaders are in high demand, both inside and outside the industry. The Board of Directors believes that granting options and other stock awards to officers and other key employees enhances the Company's ability to attract, retain and provide incentives to individuals of exceptional talent necessary for the continued success of Sprint. In furtherance of these objectives, additional options may be granted to Mr. Esrey and Mr. LeMay and other officers in 1997. The Board of Directors also believes that it is in the Stockholders' interest to increase the percentage of executive compensation that is equity-based. The amendments will give the Committee the flexibility to make grants to a broad range of individuals and in amounts believed to be sufficient to attain these objectives. It cannot be determined what grants will be made by the Committee to any person or group of persons over the life of the Plan in pursuit of these objectives.

  Adoption of this proposal requires the affirmative vote of the majority of the shares present and entitled to vote at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE 1997 LONG-TERM STOCK INCENTIVE PROGRAM.

                     IV. SELECTION OF INDEPENDENT AUDITORS

                            (Item 4 on Proxy Card)

  The Board of Directors of Sprint has voted to appoint Ernst & Young LLP as independent auditors to examine the consolidated financial statements of Sprint and its subsidiaries for the fiscal year 1997, subject to approval of the Stockholders at the Annual Meeting.

  Ernst & Young has examined the financial statements of Sprint since 1965. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is necessary for the approval of the appointment of Ernst & Young as independent auditors. If the appointment of Ernst & Young is not approved at the Annual Meeting, the Board of Directors will consider the selection of another accounting firm.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT.

                           V. STOCKHOLDER PROPOSALS

              A. STOCKHOLDER PROPOSAL CONCERNING RETIREMENT PLAN
                             FOR OUTSIDE DIRECTORS

                            (Item 5 on Proxy Card)

  The National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, beneficial owners of 80,000 shares of Sprint Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

    BE IT RESOLVED: That the shareholders of Sprint Corporation ("Company") request that the Board of Directors, in the future, refrain from providing pension or other retirement benefits to non-employee or outside Directors, unless such benefits are specifically submitted to the shareholders for approval.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL A

  The Board of Directors should play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the Company (the owners) who elect them, and not to management.

  We believe, however, that certain business or financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is particularly critical for so-called outside or independent Directors, who should bring a certain arms-length objectivity to Board deliberations. According to the Company's most recent proxy statement, in 1982, the Company established a retirement or pension plan for non-employee or outside Directors with at least five years of service. Those Directors will receive a monthly retirement benefit equal to the number of months served on the Board, up to ten years. The pension payment is equal to the annual Board retainer, in effect at the time of the Director's retirement from the Board. That retainer is now a generous $35,000. We noted last year that this is a 75% increase over the 1994 retainer. Directors are also entitled to expense reimbursements.

  Non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise. We are of the opinion that additional layers of compensation in the Director's base compensation has a detrimental effect of compromising their independence and impartiality. It is our view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way of assuring their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this perspective, these types of retirement benefits become yet another device to enhance and entrench management's control over corporate policy. While at the same time being accountable only to themselves and not to the Company's owners. We believe that this additional layer of compensation to the Directors may influence their ability to exercise that degree of independence from management, which is critical to the proper functioning of the Board.

  Our concern is to maximize the ability of Boards of Directors to act in a shareholder's interest. We feel that the long-term best interest of the Company is not well-served by this type of retirement policy. A recent study of outside Directors pay shows that companies are eliminating this type of compensation. In the past year the number of companies providing outside Directors pension has fallen from 53% to 41%. Our company should follow that trend. The vast majority of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be "double-dipping" at this Company or any other.

  WE URGE YOU TO VOTE FOR THIS PROPOSAL.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL A

  Providing outside directors with pension benefits has become a subject of much controversy. Opponents of these arrangements argue that the pensions are excessive and compromise director independence. While the Board believes Sprint's Retirement Plan for Outside Directors is neither excessive nor compromises Director independence, the Board last December took action to eliminate the controversy. Specifically, Sprint's Retirement Plan for Outside Directors has been closed to new participants who were not vested in the plan as of last December. For current Directors who are vested in the plan, Sprint will keep its commitment to provide the benefit.

  Sprint provides a compensation package that is described on page 7 of the Proxy Statement. The compensation package for new Directors, who will not receive a benefit under the Retirement Plan for Outside Directors, will include a grant of 2,500 share units in the Directors' Deferred Fee Plan that vest, in part, after five years of Board service. Because the share units derive their value from Sprint common stock, that component of the new Director's compensation is directly tied to how Sprint stock fares during the Director's tenure. This is in keeping with the recommendation of the Report of the National Association of Corporate Directors Blue Ribbon Commission on Director Compensation to increase the use of equity-based compensation for non-employee directors. The Board believes that Sprint's existing compensation package for Outside Directors, which is designed to attract and retain experienced, able and knowledgeable Directors, is in the best interests of Sprint.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                      B. STOCKHOLDER PROPOSAL CONCERNING
                            EXECUTIVE COMPENSATION

                            (Item 6 on Proxy Card)

  George Speight, 3959 Cordiality Church Road, Nashville, North Carolina 27856, beneficial owner of more than 975 shares of Sprint Common Stock, has given notice of his intention to introduce the following resolution at the Annual Meeting:

    RESOLVED, The Shareholders of Sprint Corporation recommend that the Board of Directors consider the following nonbinding proposal: With respect to future compensation of active executive officers of

  Sprint, the Sprint shareholders recommend that the Board of Directors voluntarily take whatever steps it deems necessary and proper to implement a plan which would limit the total annual cash compensation (salary plus bonuses awarded under the Executive Incentive Plan) of Sprint executive officers so that this compensation will not be increased by an amount greater than the average percentage pay increase granted to Sprint employees annually.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL B

  In recent years, there has been widespread public debate concerning executive compensation policies and practices. Often this debate has focused on what is perceived by many to be excessive salaries, bonuses and incentives granted to senior executive officers in America, particularly when compared to compensation packages of their counterparts in Japan and Germany. The debate over excessive executive compensation is also a part of a larger concern over the growing inequity in income distribution in America. An article in the New York Times on Friday, October 7, 1994 reported on recent figures made public by the U.S. Census Bureau showing that the typical American household saw its income decline in 1993 about $300, even though the economy grew by 3%. From 1989 to 1993, the typical American household lost $2,344 in annual income, a fall of 7%. While the Census Bureau reported that average per capita income was up by 1.8% in 1993, most of the benefits flowed to the wealthiest Americans. The Census Report showed record levels of inequality, with the top fifth of American households earning 48.2% of the nation's income, while the bottom fifth earned just 3.6%. This Shareholder Proposal is a modest attempt to address this unfortunate trend.

  This proposal recommends that the Board of Directors implement a plan to limit annual executive compensation so that this compensation increases no more than the average annual pay increase granted to other Sprint employees. This proposal is intended to assure shareholders and employees that Sprint's hard earned profits will be used for research and development, equipment modernization, and other endeavors which build a stronger, more profitable, and more competitive corporation. Furthermore, this proposal could establish Sprint as a leader in creatively addressing the issue of executive compensation, thereby enhancing its corporate image.

  If you agree, please mark your proxy FOR this proposal.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL B

  The Board believes the interests of Sprint and its Stockholders are best served by the current executive compensation program and that the arbitrary limit proposed by the proponent, which focuses on annual increases in executives' cash compensation, is inappropriate.

  The Organization, Compensation and Nominating Committee of the Sprint Board, which is composed entirely of independent, non-employee Directors, recommends payments of incentive compensation under Sprint's executive compensation program. A key principle of that executive compensation program is that compensation should link pay to corporate performance by emphasizing "at risk" incentives, that is, by making compensation contingent on the success of the company and how the executive has performed in helping to create long-term Stockholder value. This principle is pursued by tying incentive compensation to objective financial measures, including the price of Sprint Common Stock. When compensation is tied to financial objectives, executives earn larger payouts when Sprint's performance is good and smaller payouts when Sprint experiences below par performance. Historically this has led to fluctuation in executives' cash compensation.

  If a significant portion of an executive's compensation is tied to "at risk" incentives, inevitably there will be years when the average pay increase for all Sprint employees will exceed that of the executives (who may actually experience a pay reduction) and years when the increase to executives exceeds the average increase for all Sprint employees. The Board believes, however, that Sprint's compensation philosophy, which links pay to performance, is appropriate because it is the best way to build Stockholder value. The proposal is inconsistent with this philosophy.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                      C. STOCKHOLDER PROPOSAL CONCERNING
                             THE CLASSIFIED BOARD

                            (Item 7 on Proxy Card)

  The Teamsters Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, beneficial holders of 33,600 shares of Sprint Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

    RESOLVED: That Sprint's stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL C

  Sprint Company's board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

  We think a better way to insure continuity is through re-election. When directors are performing well they routinely are re-elected with majorities over 95%. Continuity is not a problem for Sprint; more than half of the current board of directors have served eleven years or longer, one has been on the board for over 20 years.

  We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Sprint's board.

  In addition, a declassified board allows the company to respond quickly to changes, by giving the board the ability to appoint more qualified candidates each year. The telecommunications industry is in a time of intense technological change. Currently Sprint is involved in a partnership to create a new digital cellular telephone system, Spectrum, in which it plans to invest between $3.5 and $4 billion dollars. Analysts are skeptical that Spectrum will add to shareholder value. The board, who approve management's decisions on such costly plans must first be able to understand them. A declassified board can help give Sprint the flexibility it needs as it moves into the next century.

  By adopting annual elections, Sprint can demonstrate its commitment to fuller accountability to shareholders, accountability that respects the importance of men and women of all races among our company's key constituents, and accountability that honors shareholder prerogatives.

  We urge you to vote YES for this proposal.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL C

  A classified board is a widely used safeguard to protect against inadequate tender offers or unsolicited attempts to seize control of a company. Sprint's classified board would prevent a hostile actor from replacing the Board in less than 12 months, which in effect encourages that person who might seek to acquire control of Sprint to negotiate with the Board. This would give the Board time to evaluate any proposal, study alternatives and seek the best result for all Stockholders.

  Sprint Stockholders decided in 1983, by an 81% affirmative vote, that the Board should be divided into three classes with Directors elected to staggered three-year terms. At the time of adoption, the Board and most Stockholders believed that the classified Board was in Sprint's best interest. The classified Board insures continuity and stability in the composition of the Board and assures that a majority of the Directors have prior experience and in-depth knowledge of Sprint. This experience and knowledge is particularly important given the challenges Sprint faces in the current environment of the telecommunications industry.

  Because these benefits still inure to Sprint, the Board believes the classified Board continues to be in the best interests of Sprint and its Stockholders. In the statement in support of its proposal, the proponent suggests that staggered terms lessens the Directors' accountability to Stockholders. The Board disagrees. Each year approximately one-third of the Directors stand for election thereby providing an effective balance between accountability and the need for stability and experience on the Board.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                 VI. OTHER MATTERS TO COME BEFORE THE MEETING

  No other matters are intended to be brought before the meeting by Sprint nor does Sprint know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

                                          By order of the Board of Directors
                                               Don A. Jensen
                                        Vice President and Secretary

March 10, 1997

  A COPY OF SPRINT'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996, WILL BE SENT TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS DEPARTMENT, P.O. BOX 11315, KANSAS CITY, MISSOURI 64112.

                                                                      EXHIBIT A

                    1997 LONG-TERM STOCK INCENTIVE PROGRAM

  Section 1. Purpose. The purposes of the Sprint 1997 Long-Term Stock Incentive Program (the "Plan") are to encourage Directors of Sprint Corporation (the "Company") and officers and selected key employees of the Company and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

  Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

    (a) "Affiliate" shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

    (b) "Award" shall mean any Option, Restricted Stock Award, Performance Share, Performance Unit, Dividend Equivalent, Other Stock Unit Award, or any other right, interest, or option relating to Shares granted pursuant to the provisions of the Plan.

    (c) "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted hereunder and signed by both the Company and the Participant or by both the Company and an Outside Director.

    (d) "Board" shall mean the Board of Directors of the Company.

    (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    (f) "Committee" means the Organization, Compensation, and Nominating Committee of the Board, composed of not less than two directors each of whom is a Non-Employee Director.

    (g) "Company" shall mean Sprint Corporation.

    (h) "Non-Employee Director" shall have the meaning provided for in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, 17 CFR (S)240.16b-3(b)(3), as amended.

    (i) "Dividend Equivalent" shall mean any right granted pursuant to
  Section 14(h) hereof.

    (j) "Employee" shall mean any employee of the Company or of any Affiliate.

    (k) "Fair Market Value" shall mean, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; except that the "Fair Market Value" of a share of common stock of the Company for purposes of Section 10 and Section 11 shall mean the average of the high and low prices of the common stock for composite transactions, as published by major newspapers, for the date in question or, if no trade of the common stock shall have been made on that date, the next preceding date on which there was a trade of common stock.

    (l) "Incentive Stock Option" shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

    (m) "Nonstatutory Stock Option" shall mean an Option granted to a Participant under Section 6 hereof, and an Option granted to an Outside Director pursuant to Section 10 hereof, that is not intended to be an Incentive Stock Option.

    (n) "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine. "Option" shall also mean the right granted to an Outside Director under Section 10 hereof allowing such Outside Director to purchase shares of the common stock of the Company on the terms set forth in Section 10.

    (o) "Other Stock Unit Award" shall mean any right granted to a Participant by the Committee pursuant to Section 9 hereof.

    (p) "Outside Director" shall mean a member of the Board who is not an Employee of the Company or of any Affiliate.

    (q) "Participant" shall mean an Employee who is selected to receive an Award under the Plan.

    (r) "Performance Award" shall mean any Award of Performance Shares or Performance Units pursuant to Section 8 hereof.

    (s) "Performance Period" shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

    (t) "Performance Share" shall mean any grant pursuant to Section 8 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

    (u) "Performance Unit" shall mean any grant pursuant to Section 8 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

    (v) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

    (w) "Restricted Stock" shall mean any Share issued with restrictions on the holder's right to sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

    (x) "Restricted Stock Award" shall mean an award of Restricted Stock under Section 7 hereof.

    (y) "Senior Officer" shall mean any employee of the Company holding the office of Vice President or higher.

    (z) "Shares" shall mean shares of the common stock of the Company, $2.50 par value, and such other securities of the Company as the Committee may from time to time determine.

    (aa) "Stockholders Meeting" shall mean the annual meeting of stockholders of the Company in each year.

    (bb) "1989 Plan" shall mean the Long-Term Stock Incentive Program adopted by the Company's stockholders in 1989, as amended.

  Section 3. Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Affiliates to whom Awards may from time to time be granted hereunder;
(ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; provided, however, that Shares subject to Options granted to any individual employee during any calendar year shall not exceed a total of 3,000,000 Shares; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;
(vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, any stockholder, and any employee of the Company or of any Affiliate. Notwithstanding the above, the Committee shall not have any discretion with respect to the Options granted to Outside Directors pursuant to Section 10 or stock purchased by Outside Directors pursuant to Section 11. The Committee shall appoint an administrator of the Plan for purposes of interpreting and administering the provisions of
Section 10 and Section 11 of the Plan.

  Section 4. Shares Subject to the Plan.

  (a) Subject to adjustment as provided in Section 4(b), the total number of Shares available for grant under the Plan in a calendar year shall be nine-tenths of one percent (0.9%) of the total outstanding Shares as of the first day of calendar year 1997, plus a number of Shares equal to the number of Shares available for grant under the 1989 Plan as of the close of business on the date of the 1997 Stockholders Meeting, for calendar year 1997, and one and one-half percent (1.5%) of the total outstanding Shares as of the first day of each such year for which the Plan is in effect beginning with calendar year 1998; provided that such number shall be increased in any year by the number of Shares available for grant hereunder in previous years but not covered by Awards granted hereunder in such years; and provided further, that no more than four million (4,000,000) Shares shall be cumulatively available for the grant of Incentive Stock Options under the Plan. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any Shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan.

  (b) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, or other change in the corporate structure affecting the Shares, such adjustment shall be made in the aggregate number and class of Shares which may be delivered under the Plan, in the number, class and option price of Shares subject to outstanding Options granted under the Plan, and in the value of, or number or class of Shares subject to, Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of Shares subject to any Award shall always be a whole number, and provided further, that the number and price of shares subject to outstanding Options granted to Outside Directors pursuant to Section 10 hereof and the number of shares subject to future Options to be granted pursuant to Section 10 shall be subject to adjustment only as set forth in Section 10.

  Section 5. Eligibility. Any Employee shall be eligible to be selected as a Participant.

  Section 6. Stock Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted to a Participant under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

    (a) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that such exercise price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option.

    (b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted.

    (c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no

  Incentive Stock Option shall be exercisable until the first anniversary date of the granting of the Incentive Stock Option.

    (d) Method of Exercise. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may pay the exercise price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total exercise price, or by any combination of cash, Shares and other consideration, as the Committee may permit.

    (e) Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant that are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

    (f) Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant, or the Committee may provide that the Participant may elect to receive Restricted Stock upon an Option's exercise.

  Section 7. Restricted Stock.

  (a) Issuance. Restricted Stock Awards may be issued hereunder to Participants, for such consideration as the Committee may determine, not less than the minimum consideration required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

  (b) Registration. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award or shall be held in escrow by the Company until all restrictions on the Restricted Stock have lapsed.

  (c) Forfeiture. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant's retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant's shares of Restricted Stock.

  Section 8. Performance Awards.

  Performance Awards may be issued hereunder to Participants, for such consideration as the Committee may determine, not less than the minimum consideration required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 12, Performance Awards will be paid only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

  Section 9. Other Stock Unit Awards.

  (a) Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Affiliates to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

  (b) Terms and Conditions. Subject to the provisions of this Plan and any applicable Award Agreement, Shares subject to Awards made under this Section 9 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Shares granted under this Section 9 may be issued for such consideration as the Committee may determine, not less than the minimum consideration required by applicable law. Shares purchased pursuant to a purchase right awarded under this Section 9 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares as of the date such purchase right is awarded.

  Section 10. Outside Directors' Options.

  (a) Grant of Options. On the date of the 1998 Stockholders Meeting, each Outside Director shall automatically be granted an Option to purchase 2,000 shares of the common stock of the Company, $2.50 par value; and on the date of each Stockholders Meeting after the 1998 Stockholders Meeting, each Outside Director shall automatically be granted an Option to purchase 2,000 shares of the common stock of the Company. All such options shall be Nonstatutory Stock Options. The price at which each share of common stock covered by such Options may be purchased shall be one hundred percent (100%) of the Fair Market Value of the stock on the date the Option is granted.

  (b) Exercise of Options. Except as set forth in this Section 10, 25% of the total number of the shares subject to an Option granted to an Outside Director shall become exercisable on December 31 of the year in which the option is granted and 25% on December 31 of each of the three succeeding years. The right to purchase shares with respect to shares which have become exercisable shall be cumulative during the term of the Option. Any Option that has been outstanding for more than one (1) year shall immediately become exercisable in the event of a Change in Control, as hereinafter defined. The Option may be exercised by the Outside Director during the period that the Outside Director remains a member of the Board and for a period of five (5) years following retirement, provided that only those Options exercisable at the date of the Outside Director's retirement may be exercised during the period following retirement and, provided further, that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

  In the event of the death of an Outside Director, the Option shall be exercisable only within the twelve (12) months next succeeding the date of death, and then only (i) by the executor or administrator of the Outside Director's estate, by the person or persons to whom the Outside Director's rights under the Option shall pass by the Outside Director's will or the laws of descent and distribution or, by the Outside Director's designated beneficiary, and (ii) if and to the extent that the Outside Director was entitled to exercise the Option at the date of the Outside Director's death, provided that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

  (c) Payment. An Option granted to an Outside Director shall be exercisable only upon payment to the Company of the full exercise price of the shares with respect to which the Option is being exercised. Payment for the shares shall be in United States dollars, payable in cash or by check.

  (d) Adjustment of Options. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, or other change in corporate structure such that the shares of common stock of the Company are changed into or become exchangeable for a larger or smaller number of shares, thereafter the number of shares subject to outstanding Options and the number of shares subject to Options to be granted to Outside Directors pursuant to the provisions of this Section 10 shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares, or the decrease or increase in the value of shares, of common stock of the Company by reason of such change in corporate structure, provided that the number of shares shall always be a whole number, and the exercise price per share of any outstanding Options shall be increased or decreased, as the case may be, in direct proportion to the decrease or increase in the number of shares, or increase or decrease in value of shares, of common stock of the Company by reason of such change in corporate structure.

  Section 11. Outside Directors' Shares.

  Outside Directors may elect, on an annual basis, to purchase shares of common stock of the Company from the Company in lieu of receiving all or part (in 10% increments) of their annual retainer, meeting fees and committee meeting fees in cash. The purchase price of such shares shall be the Fair Market Value of the stock for the last trading day of the month in which the retainer, meeting fees, and committee meeting fees are earned.

  Commencing May 1, 1997, the annual retainer, meeting fees and committee meeting fees payable to each Outside Director for service on the Board may, at the election of the Outside Director (the "Annual Election"), be payable to a trust in shares of common stock of the Company. The Annual Election: (i) shall be irrevocable in respect of the one-year period to which it pertains (the "Plan Year") and shall specify the applicable percentage (in increments of 10%) of such annual retainer and meeting fees that such Outside Director wishes to direct to the trust; (ii) must be received in writing by the administrator of the Plan by the established enrollment deadline of any year in which this Plan is in effect in order to cause the next succeeding Plan Year's annual retainer and fees to be subject to the provisions of this Plan; and (iii) must specify whether the ultimate distribution of the shares of common stock to the Outside Directors will be paid, following the Outside Director's death or termination of Board service, in a lump sum or in equal annual payments over a period of two to twenty years.

  The shares shall be purchased from the Company at the Fair Market Value of the stock for the last trading day of the month in which the fees are earned and shall be credited by the trustee to the account of the Outside Director. The certificates for common stock shall be issued in the name of the trustee of the trust and shall be held by such trustee in trust for the benefit of the Outside Directors; provided, however, that each Outside Director shall be entitled to vote the shares. The trustee shall retain all dividends (which shall be reinvested in shares of common stock) and other distributions paid or made with respect thereto in the trust. The shares credited to the account of an Outside Director shall remain subject to the claims of the Company's creditors, and the interests of the Outside Director in the trust may not be sold, hypothecated or transferred (including, without limitation, transferred by gift or donation) while such shares are held in the trust.

  If the Outside Director elects to receive a lump sum distribution, the trustee of the trust shall distribute such shares of common stock free of restrictions within 60 days after the Outside Director's termination date or a later date elected by the Outside Director (no later than the mandatory retirement age of the Outside Director). If the Outside Director elects to receive a lump sum distribution, the Outside Director may, by delivering notice in writing to the administrator of the Plan no later than December 31 of the year prior to the year in which the Outside Director terminates service as a Director, elect to receive any portion or all of the common stock in the form of cash determined by reference to the Fair Market Value of the common stock as of the termination date. Any such notice to the administrator must specify whether the distribution will be entirely in cash or whether the distribution will be in a combination of common stock and cash (in which case the applicable percentage must be specified). In the case of termination of the Outside Director's service as a result of his death, payment of the Outside Director's account shall be in shares of common stock and not in cash. If an Outside Director elects to receive payments in installments, the distribution will commence within 60 days after the Outside Director's termination date and will be made in shares of common stock and not in cash. Notwithstanding anything to the contrary contained herein, any fractional shares of common stock shall be distributed in cash to the Outside Director.

  Section 12. Change in Control.

  (a) In order to maintain the Participants' rights in the event of any Change in Control of the Company, as hereinafter defined, the Committee may, in its sole discretion, as to any Award (except Options granted pursuant to Section 10 and stock purchased pursuant to Section 11), either at the time an Award is made hereunder or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award, upon the Participant's request, for an amount of cash equal to the excess of the Fair Market Value of the property that could have been received upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable over the amount which would have been paid, if any, by the Participant for such property; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it deems equitable and in the best interests of the Company.

  (b) Unless the Committee determines otherwise with respect to any Award (except any Option granted pursuant to Section 10), a "Change in Control" shall be deemed to have occurred if (i) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and other than the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i) above) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof. A Change of Control shall not be deemed to have occurred for purposes of Section 10(b) if a majority of the Directors described in clause (ii) above has approved the transaction or transactions that would otherwise result in a Change of Control.

  Section 13. Amendments and Termination. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee's or Participant's consent, or that without the approval of the Stockholders would:

  (a) except as is provided in Section 4(b) of the Plan, increase the total number of Shares reserved for the purposes of the Plan; or

  (b) change in any way the terms of the Options provided for in Section 10 of the Plan or the terms of stock purchases provided for in Section 11 of the Plan.

  The Committee may amend the terms of any Award theretofore granted (except Options granted pursuant to Section 10 hereof and stock purchased pursuant to
Section 11 hereof), prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. The Committee may also substitute new Awards for Awards previously granted to Participants, including without limitation previously granted Options having higher option prices.

  Section 14. General Provisions.

  (a) No Award shall be assignable or transferable by a Participant or an Outside Director otherwise than by will or by the laws of descent and distribution, except that Restricted Stock may be used in payment of the exercise price of a stock option issued by the Company and may be otherwise transferred in a manner that protects the interests of the Company as the Committee may determine; provided that, if so determined by the Committee, each Participant or Outside Director may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant or Outside Director with respect to any Award upon the death of the Participant or Outside Director and to receive the Shares or other property issued upon such exercise.

  (b) The term of each Award shall be for such period from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option exceed a period of ten (10) years from the date of its grant.

  (c) No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

  (d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

  (e) The Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate. Notwithstanding the above, the Committee shall not have the right to make any adjustments in the terms or conditions of Options granted or to be granted pursuant to Section 10 or the terms or conditions of stock purchases pursuant to Section 11.

  (f) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award (other than an Option granted pursuant to Section 10) shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee or any one or more Senior Officers or committee of Senior Officers to whom the authority to make such determination is delegated by the Committee.

  (g) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  (h) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award, but excluding Options granted pursuant to Section 10) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

  (i) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

  (j) The Committee may delegate to one or more Senior Officers or a committee of Senior Officers the right to grant Awards to Employees who are not officers or Directors of the Company and to cancel or suspend Awards to Employees who are not officers or Directors of the Company.

  (k) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall also be authorized to accept the delivery of Shares by a Participant in payment for the withholding of taxes.

  (l) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

  (m) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Kansas and applicable Federal law.

  (n) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

  Section 15. Effective Date of Plan. The Plan shall be effective as of April 15, 1997.

  Section 16. Term of Plan. No Award shall be granted pursuant to the Plan after April 15, 2007, but any Award granted on or before such date may extend beyond that date.

     The following narrative descriptions of graphic and image material appearing in the Proxy Statement in connection with the Annual Meeting of Stockholders of Sprint Corporation to be held on April 15, 1997 are provided pursuant to Rule 304(b) (2) of Regulation S-T:

     1. Pages 3, 4 and 5 contain photographs of the members of Sprint's Board of Directors to the right of each member's biographical description.

     2. Page 15 contains a graph comparing the cumulative total Stockholder return for Sprint Common Stock with the S&P 500 Stock Index, the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index, for the five-year period from December 31, 1991 to December 31, 1996. The graph contains four lines, one for each of Sprint and the three S&P indexes, plotted consistently with the data contained in a table included with the electronic filing.

P R O X Y

                              SPRINT CORPORATION
                  P.O. BOX 11315, KANSAS CITY, MISSOURI 64112
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                           MEETING ON APRIL 15, 1997

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4 AND AGAINST ITEMS 5, 6 AND 7.

  The undersigned hereby appoints W.T. Esrey, J.R. Devlin and A.B. Krause, and each of them, with full power of substitution, as proxies, to vote all the shares of Common and Preferred Stock of Sprint Corporation (Sprint) which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders to be held April 15, 1997, and any adjournment thereof, upon the following matters, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING:

1. To elect the nominees listed below, and each of them, as Directors of Class II; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.
 [_] FOR all nominees listed below
     (except as marked to the contrary below)

[_] WITHHELD AUTHORITY
    to vote for all nominees listed below

    (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE
                  THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
      Ruth M. Davis   Harold S. Hook   Ronald T. LeMay   Charles E. Rice

2. To approve performance goals under which executives earn incentive compensation.
FOR [_]  AGAINST [_]  ABSTAIN [_]

3. To approve the 1997 Long-Term Stock Incentive Program.
   FOR [_]  AGAINST [_]  ABSTAIN [_]

4. To approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1997.
   FOR [_]  AGAINST [_]  ABSTAIN [_]

-------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5, 6 AND 7.

5. Stockholder proposal concerning retirement plan for outside directors. FOR [_] AGAINST [_] ABSTAIN [_]

6. Stockholder proposal concerning executive compensation.
   FOR [_]  AGAINST [_]  ABSTAIN [_]

7. Stockholder proposal concerning the classified Board.
   FOR [_]  AGAINST [_]  ABSTAIN [_]

                         (PLEASE SIGN ON REVERSE SIDE)

THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF THIS CARD IS SIGNED AND RETURNED WITHOUT SPECIFICATIONS, YOUR SHARES WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 AND AGAINST ITEMS 5, 6 AND 7. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

                                       Please sign exactly as name appears. If
                                       shares are held jointly, any one of the
                                       joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing. PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

                                       DATE _____________________________ , 1997

                                       PLEASE __________________________________
                                        SIGN             Signature
                                        HERE

                                              __________________________________
                                                         Signature

FIDELITY INSTITUTIONAL OPERATIONS CO.                             FIRST CLASS
P.O. BOX 9107                                                    U.S. POSTAGE
HINGHAM, MA  02043-9107                                               PAID
                                                                     PROXY
                                                                   TABULATOR







--------------------Please detach at perforation before mailing----------------



                       FIDELITY MANAGEMENT TRUST COMPANY
                   and THE NORTHERN TRUST COMPANY, TRUSTEES
               P.O. Box 9107, Hingham, Massachusetts 02043-9107
Voting Instructions for Annual Meeting of Stockholders of Sprint Corporation on
                                April 15, 1997


     I hereby direct Fidelity Management Trust Company and The Northern Trust Company, either in person or by proxy, to vote all shares of Common Stock of Sprint Corporation (Sprint) which have been allocated to my account(s) under the Sprint Retirement Savings Plan, the Sprint Retirement Savings Plan for Bargaining Unit Employees, the Centel Retirement Savings Plan for Bargaining Unit Employees, the Centel Employees' Stock Ownership Plan, the 360 Communications Company Retirement Savings Plan and the Global One Retirement Savings Plan at the Annual Meeting of Stockholders to be held April 15, 1997, and any adjournments thereof, in the manner specified on the reverse side, and in their discretion upon such other matters as may properly come before the meeting:


                         Date __________________________, 1997

                         If you sign and return this card in the enclosed envelope for receipt by Fidelity Management Trust Company by April 9, 1997, your shares will be voted as specified on the reverse side, or if this card is signed and returned without specifications, your shares will be voted FOR items 1, 2, 3 and 4 and AGAINST items 5, 6 and 7.

                         ___________________________________
                         Signature

          You are entitled to direct the voting of the total number of shares of Common Stock of Sprint allocated to your accounts through February 18, 1997, the record date for voting at the April 15, 1997, Stockholders Meeting. Your accounts are held within one or more of the following plans: (a) the Sprint Retirement Savings Plan (including TRASOP), (b) the Sprint Retirement Savings Plan for Bargaining Unit Employees, (c) the Centel Retirement Savings Plan for Bargaining Unit Employees, (d) the Centel Employees' Stock Ownership Plan , (e) the 360 Communications Company Retirement Savings Plan, and (f) the Global One Retirement Savings Plan. The Centel Employees' Stock Ownership Plan, the Centel Retirement Savings Plan for Bargaining Unit Employees, and the 360 Communications Company Retirement Savings Plan each provide for the trustees to vote all Sprint shares held in the trusts for which they do not receive voting instructions in the same proportions as they vote the Sprint stock for which they do receive instructions. The trustee will vote all unallocated shares held in the Sprint Retirement Savings Plan (including the TRASOP), the Sprint Retirement Savings Plan for Bargaining Unit Employees and the Global One Retirement Savings Plan in the same proportions as instructions received for shares voted, and any shares allocated to participant accounts in these plans for which the trustees do not receive voting instructions will not be voted.

          Statements of your accounts will be provided separately.

      -------------------------Please detach at perforation before mailing------------------------


Sprint Retirement Savings Plan                      Centel Employees' Stock Ownership Plan
Sprint Retirement Savings Plan                      360 Communications Company Retirement Savings Plan
  for Bargaining Unit Employees                     Global One Retirement Savings Plan
Centel Retirement Savings Plan
  for Bargaining Unit Employees


          The Board of Directors recommends a vote FOR items 1, 2, 3 and 4 and
AGAINST items 5, 6 and 7. Please vote by filling in the appropriate boxes below, as shown, using blue or black ink or dark pencil. Do not use red ink. [X]

1. To elect the nominees listed below, and each of them, as Directors of Class
   II; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.

       [_] FOR all nominees listed below                       [_] WITHHOLD AUTHORITY
           (except as marked to the contrary at left)              to vote for all nominees listed at left

           (To withhold authority to vote for any individual nominee write the nominee's name on the line below.)

               Ruth M. Davis      Harold S. Hook      Ronald T. LeMay      Charles E. Rice


__________________________________________________________________________________________________________________________


                                                                                                  FOR  AGAINST  ABSTAIN
2.  To approve performance goals under which executives earn incentive compensation.              [_]    [_]      [_]
3.  To approve the 1997 Long-Term Stock Incentive Program.                                        [_]    [_]      [_]
4.  To approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1997.   [_]    [_]      [_]
The Board of Directors recommends a vote AGAINST Items 5, 6 and 7.
5.  Stockholder proposal concerning retirement plan for outside Directors.                        [_]    [_]      [_]
6.  Stockholder proposal concerning executive compensation.                                       [_]    [_]      [_]
7.  Stockholder proposal concerning the classified Board.                                         [_]    [_]      [_]

                                                  (Please sign on reverse side.)